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                                                                    EXHIBIT 3.35

              THE MIDLAND GROCERY COMPANY ARTICLES OF INCORPORATION (Composite including all amendments and restatements through July 31, 2002)

FIRST:       The name of the corporation shall be THE MIDLAND GROCERY COMPANY.

SECOND: Said corporation is to be located at Columbus, in Franklin County, Ohio, and its principal business there transacted.

THIRD: Said corporation is formed for the purpose of buying, selling and dealing in groceries, foods, food-stuffs, notions, wares and merchandise of every kind and character, and conducting a general grocery and merchandise business; of manufacturing, preparing, preserving, refining and packing any and all goods, wares and merchandise, which said corporation may desire to deal in, and constructing, equipping and operating the necessary factories and plants therefor; of acquiring and holding by purchase, lease or otherwise, such real and personal property and interests therein, as may be deemed necessary, convenient and proper in the conduct of said company's business; of erecting warehouses, storage rooms, buildings and other structures and improvements, and equipping the same with all proper machinery, fixtures and appurtenances; of acquiring and holding the stocks, bonds and other securities of corporations and joint stock companies, to the extent and in the manner provided by law; and generally to have, acquire, exercise and enjoy all the rights, powers, privileges, immunities and franchises of a corporation incorporated for the purpose aforesaid.

FOURTH: The maximum number of shares which the corporation is authorized to have outstanding is 6,860, which shall be divided into two classes consisting of 5,000 Class B preferred shares with a par value of $1,000 each and 1,860 common shares without a par value. The express terms of the shares of each class are as follows:

             (a) No dividends shall be paid on any common shares during any fiscal year until after dividends at the rate of 9% per annum have been paid during that fiscal year on each Class B preferred share then outstanding. After such dividends have been paid, no further dividends shall be paid on Class B preferred shares for that fiscal year. The right of the holders of Class B preferred shares to receive dividends at the above-described rate shall be cumulative.

                  After dividends have been paid on the Class B preferred shares as described above, any and all further dividends during that fiscal year shall be paid on the common shares.

                  Dividends shall be payable only when and as declared by the board of directors.

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             (b)  Upon liquidation or dissolution of the corporation, whether voluntarily or involuntarily, no distributions shall be made on any outstanding common shares until distributions have been made to the holders of Class B preferred shares in an amount equal to the par value of the Class B preferred shares plus all accrued and unpaid cumulative dividends on the Class B preferred shares. After all such distributions have been made to the holders of Class B preferred shares all further distributions shall be made on the outstanding common shares. The consolidation or merger of the corporation or the sale of all or substantially all of the assets of the corporation shall not be considered a dissolution or liquidation of the corporation for purposes of this subparagraph. The term "accrued and unpaid dividends," when used in this Article, shall mean the amount of all cumulative dividends accrued from prior fiscal years plus the annual amount of the cumulative dividend prorated on a daily basis to the date of dissolution or liquidation, as the case may be, less the amount of all such dividends which have been paid by that date.

             (c) The holders of Class B preferred shares shall have no voting power on any question and shall not participate in any meeting or proceeding of shareholders except as expressly required by statute. All voting power of the corporation shall be possessed and exercisable by the holders of the outstanding common shares.

             (d) Stock dividends and stock splits with respect to shares of the corporation's stock shall be effected only with shares of the same class. No stock dividend or stock split shall be effected with shares of one class without at the same time effecting a stock dividend or stock split on the same basis with shares of each other class.

FIFTH: The corporation may purchase shares of any class issued by it, if and when any shareholder desires to sell those shares, at such price and upon such terms and conditions as may be authorized by the board of directors from time to time.

                         APPOINTMENT OF STATUTORY AGENT

             CT Corporation System, a corporation authorized to act as a statutory agent in the State of Ohio, is the agent upon which any process, notice, or demand required or permitted by statute to be served upon the corporation may be served. CT Corporation System's complete address is 1300 East Ninth Street, Cleveland, Ohio 44114.

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